(j)(2)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
ING Mutual Funds
We consent to the use of our report dated December 22, 2006, incorporated herein by reference to the ING Diversified International Fund, ING Global Equity Fund, ING Global Natural Resources, ING Global Real Estate Fund, ING Emerging Countries Fund, ING Foreign Fund, ING International Equity Dividend Fund, ING International Real Estate Fund and ING International SmallCap Fund, each a series of ING Mutual Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
December 17, 2007